Exhibit 10.2

AMERICAN PHYSICIANS SERVICE GROUP, INC. AFFILIATED GROUP

DEFERRED COMPENSATION MASTER PLAN, AS AMENDED

This American Physicians Service Group, Inc. Affiliated Group Deferred Compensation Master Plan (this “Plan”) was originally adopted on December 7, 2004, and was amended in certain respects effective June 12, 2008.

RECITALS

A.

This Plan was originally entered into by APSG, APS Financial and FMI Partners which companies have executed this Plan to evidence their agreement and consent to the amendments made hereto as evidenced within the terms of this Plan.

B.

This Plan shall be for the benefit of such employees or directors (each a “Participant”) as may be selected by any member (each an “Employer”) of Affiliated Group who participate in the Plan.

C.

By participating in the Plan, each Participant and each Employer, as part of Participant’s compensation, has agreed that Participant may receive certain additional compensation under the terms and conditions of this Plan.

D.

Each Participant and each Employer intend for this Plan to be an unfunded, unsecured promise to pay to Participant the Shares (as defined in this Plan) subject to the terms and conditions of this Plan.

E.

Each Participant and each Employer intend for this to be a mandatory deferral of compensation; the payment of benefits under this Plan will be deferred in accordance with this Plan. No Participant will have any election to change the deferral of benefits under this Plan.

ARTICLE I

DEFINITIONS

Capitalized words and phrases not otherwise defined in this Plan and used in this Plan have the following meanings:

1.1

Affiliated Group shall mean the following companies or entities:  American Physicians Service Group, Inc. (“APSG”), a Texas corporation, APS Financial Corporation (“APS Financial”), a Texas corporation, FMI Partners, Ltd. (“FMI Partners”), a Texas limited partnership and any other current or future direct or indirect subsidiary of APSG.

1.2

“Disability” shall mean “disability” as defined in the Internal Revenue Code of 1986, as amended, (the “Code”) Section 409A(a)(1)(C) or, if use of the definition in the then current disability policy of Employer does not violate Code Section 409A, the definition of “disability” in the then current long term disability policy then in effect for employees of Employer as such policy may change from time to time.

1.3

“Participant’s Account” shall mean the book entry account established on behalf of Participant in accordance with Section 2.1 hereof.

1.4

“Participant’s Account Balance” shall mean the cumulative sum of the book entries made on behalf of Participant in accordance with Section 2.1 hereof.

1.5

“Termination for Cause” shall mean any one of the following:

(a)

If the Participant has an employment contract with the Employer, any Termination for Cause under that employment contract shall be a termination for cause under this Plan;

(b)

Participant is convicted of an offense constituting a felony or involving moral turpitude; or

(c)

Participant in a material and substantial way (i) violates any written policy of Employer or (ii) fails to follow reasonable instructions from Participant’s supervisor or to use good faith efforts to carry out Participant’s employment duties and fails to cure the foregoing within fifteen (15) days of notice by such Participant’s supervisor of such failure.

1.6

“Committee” shall mean an administrative body designated by the Board of Directors of APSG (the “Board”). The Board may designate itself as the Committee or appoint two or more “Non-Employee Directors” to a committee which shall serve as the Committee.

1.7

“Specified Employee” is the same as a “key employee” as defined in the Internal Revenue Code, Section 416(i).

ARTICLE II

GRANT OF DEFERRED COMPENSATION

2.1

New Participants; Credit to Participant’s Account

Employer shall admit new Participants into the Plan no later than the last day of the calendar year in the year preceding the first year in which the Participant is to be a Participant in the Plan or as permitted by Code section 409A. For each year in which this Plan is in effect, the Employer may credit to the Participant’s Account a number of shares of APSG stock as determined by the Committee (the “Annual Credit”) (the cumulative sum of all Annual Credits for Participant collectively referred to as the “Shares”), as a book entry only and Participant shall become entitled to receive the Shares in accordance with Article IV hereto. Each year’s Annual Credit shall include any shares of APSG which were allocated to Participant as a result of forfeiture by another participant under this Plan.

2.2

Shares Unfunded, Unsecured

Participant understands and acknowledges that the credit of Shares in paragraph 2.1 is an unfunded and unsecured promise to distribute the Shares in accordance with Article IV hereto. Upon the grant of deferred compensation to a Participant’s Account, the Participant shall have no right to the Shares, shall not be considered a stockholder with respect to the Shares, shall not be entitled to any dividends or entitled to vote the Shares unless and until the Shares are distributed in accordance with the pay-out described in Article IV hereof. No Participant shall have any right to change the deferral of his receipt of benefits under the terms and conditions of this Plan.

2.3

Maximum Number of Shares

The maximum number of Shares that may be credited to all Participants under the terms of this Plan is two hundred fifty thousand (250,000). Any credit of any Share which would cause the total number of Shares credited under this Plan to exceed two hundred fifty thousand (250,000) shall be void and have no legal effect.

2.4

New Employers

In addition to the signatories hereto, any Employer who hereafter has Participants participating in the Plan need not execute a counterpart of this Agreement so long as they are a direct or indirect subsidiary of APSG.

ARTICLE III

SCHEDULE OF DEFERRED COMPENSATION

3.1

 Schedule

The Shares are earned in the year of award and will be subject to the following schedule:  Each year’s Annual Credit shall be subject to a separate schedule as follows: On the first day of the year following the year in which each Annual Credit is credited to the Participant’s Account and on the first day of each of the next four (4) years, twenty percent (20%) of that year’s Annual Credit shall be eligible for the application of Article IV hereof (the “Eligible Shares”); the Participant shall only become entitled to receive the Shares as set forth in Article IV hereof.

3.2

Acceleration

Upon the occurrence of any of the following, one hundred percent (100%) of the Shares shall become eligible for the application of Article IV hereof:  (i) upon the death of the Participant, (ii) upon the Disability of the Participant, or (iii) upon the termination or resignation of the Participant from the Employer’s employment provided that the following conditions are satisfied: (a) if terminated, such termination was not a Termination for Cause and (b) Participant executed a non-competition agreement reasonably satisfactory to Employer.

3.3

Age 60

Upon the Participant’s attaining the age of sixty (60) years and provided that the Participant has been a Participant in this Plan for at least five (5) years, the Participant shall become entitled to receive the Eligible Shares as defined in Section 3.1, and each year thereafter, Participant shall be entitled to receive that year’s Eligible Shares.

3.4

Forfeiture of Shares

Upon the occurrence of the following, Participant shall forfeit shares not yet eligible for the application of Article IV hereof pursuant to Sections 3.1, 3.2, or 3.3 if Participant (i) is terminated and such termination is Termination for Cause, or (ii) resigns for any reason or is terminated, but such termination is not a Termination for Cause, and Participant does not execute a non-competition agreement reasonably satisfactory to Employer.

3.5

Reallocation of Forfeited Shares

Any forfeited Shares shall be allocated pro-rata to other Participants in this Plan based upon the percentage that each Participant’s account balance bears to the sum of all Participants’ account balances at the time of the forfeiture. Allocations of forfeitures will be reviewed and approved by the Committee.

ARTICLE IV

PAY-OUT OF DEFERRED COMPENSATION

4.1

Pay-Out of Participant’s Entire Account Balance in Lump Sum

Each Participant’s Account Balance, represented by the Shares, shall be paid to such Participant in full upon the occurrence of the following:  (i) the death of the Participant, (ii) the Disability of the Participant, or (iii) the termination or resignation of the Participant from the Employer’s employment provided that the following conditions are satisfied: (a) if terminated, such termination was not a Termination for Cause and (b) Participant executed a non-competition agreement reasonably satisfactory to Employer. In order to meet the requirements of pay-out under this Article IV, on the date Participant becomes entitled to the pay-out of Participant’s deferred compensation, Employer shall cause the Shares to be issued into the name of the Participant, it being expressly understood that the form of payment for the deferred compensation under this Plan are shares of stock of APSG.

4.2

Pay-Out at Age 60

Participant shall be paid the Eligible Shares under the terms and conditions as described in Section 3.3 hereof upon Participant attaining the age of sixty (60) years provided Participant meets the requirements set forth in Section 3.3 herein.

4.3

Pay-Out of the Eligible Portion of Participant’s Account Balance in Lump Sum

The eligible portion of each Participant’s Account Balance shall be paid to such Participant in the event that (i) Participant is terminated and such termination is Termination for Cause, or (ii) if Participant resigns for any reason or is terminated but such termination is not a Termination for Cause and Participant does not execute a non-competition agreement reasonably satisfactory to Employer.

4.4

Limitation on Pay-Out for Specified Employees

Notwithstanding any other provision of this Plan, in the case of any Participant who is a “Specified Employee” as defined in Code section 409A(a)(2)(B), such Participant shall not be entitled to receive any pay-outs under this Article IV until six (6) months following such Participant’s termination of employment, whether or not for cause.

4.5

No Joint Liability

No member of the Affiliated Group shall be liable for the payment of the Shares to any Participant who is not an employee of that company or entity.

ARTICLE V

DESIGNATION OF BENEFICIARY

In the event of the death of the Participant, the Participant’s Account Balance shall be payable to the Participant’s spouse, if any. Otherwise, the Participant’s Account Balance shall be payable to the Participant’s estate.

ARTICLE VI

WITHHOLDING OF TAXES

Employer shall take, and Participant shall cooperate with, appropriate measures to assure compliance with state and federal withholding requirements to cover all taxes required to be paid by applicable law.

ARTICLE VII

MISCELLANEOUS

7.1

Inurement

The terms and conditions of this Plan shall inure to the benefit of and be binding upon the respective successors and assigns of the Employers and the Participants.

7.2

Governing Law

This Plan shall be governed by and construed under the laws of the State of Texas applicable to agreements made and fully performable therein.

7.3

Modification; Waiver

This Plan may be amended or modified without the consent of any Participant.

7.4

Headings

Section and other headings contained in this Plan are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Plan or any provision hereof.

IN WITNESS WHEREOF, this Plan is adopted, as amended, to be effective as of June 12, 2008. The Employers listed below are executing this Plan to evidence their consent and approval to all changes made since its initial adoption.

American Physicians Service Group, Inc.

By:	/s/ Marc J. Zimmermann

Printed Name:	Marc J. Zimmermann

Title:	Vice President – Finance, and Chief Financial Officer

APS Investment Services

By:	/s/ Thomas R. Solimine

Printed Name:	Thomas R. Solimine

Title:	Secretary

APS Insurance Services

By:	/s/ Maury L. Magids

Printed Name:	Maury L. Magids

Title:	President